Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AVAX TECHNOLOGIES, INC.

AVAX Technologies. Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation (hereinafter called the “Corporation”) is AVAX Technologies, Inc.

2.           The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on September 18, 1992, under the name Walden Laboratories, Inc. (the “Certificate”)

3.           The Certificate is hereby amended by striking out Article FOURTH in its entirety and by substituting in lieu thereof the following:

“FOURTH: (A)(1) The aggregate number of shares which the Corporation shall have authority to issue is Two Billion Five Hundred and Twenty Five Million, of which Five Million (5,000,000) shares, having a par value of $0.01 per share, shall be designated as ‘Preferred Stock’ and Two Billion Five Hundred and Twenty Five Million (2,520,000,000) shares, having a par value of $0.004 per share, shall be designated as ‘Common Stock.’”

4.           Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4.           The amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chairman, this 31st day of December, 2010.

AVAX TECHNOLOGIES, INC.

By:	/s/ John Prendergast
Name:	John Prendergast
Title:	Chairman and CEO

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

AVAX Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is AVAX Technologies, Inc.

2.
A Certificate of Amendment of Certificate of Incorporation of AVAX Technologies, Inc. was filed with the Secretary of State of Delaware on December 31, 2010 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is:

The number of shares of Common Stock in Article 3 is incorrectly written as Two Billion Five Hundred and Twenty Five Million. The correct number is Two Billion Five Hundred and Twenty Million.

The final article of the Certificate is incorrectly numbered as Article 4 instead of Article 5.

4.	Article Three of the Certificate is corrected to read as follows:

3.	The Certificate is hereby amended by striking out Article FOURTH in its entirety and by substituting in lieu thereof the following:

“FOURTH: (A)(1) The aggregate number of shares that the Corporation shall have authority to issue is Two Billion Five Hundred and Twenty Five Million, of which Five Million (5,000,000) shares, having a par value of $0.01 per share, shall be designated as ‘Preferred Stock’ and Two Billion Five Hundred and Twenty Million (2,520,000,000) shares, having a par value of $0.004 per share, shall be designated as ‘Common Stock.’”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by its Chairman, this 10th day of January, 2011.

By:	/s/ John Prendergast
Name:	John Prendergast
Title:	Chairman and CEO